Exhibit 10.37

AsiaInfo Technologies (China), Inc

Employment Contract

Party A:	AsiaInfo Technologies (China), Inc

Address: 4th Floor, Zhongdian Information Tower, No. 6 Zhongguancun South Street, Haidian District Beijing, P.R. China

Legal Representative: Steve Zhang

Party B:	Yinhu Zhang

Sex: Male

Home Address (as specified in the household registration):

Postal Code:

Telephone:

ID Card/Passport No.: 110108196203121830

Party A and Party B (hereinafter referred to as the “Parties”) have entered into this employment contract (“Contract”) on the basis of equal, voluntary and mutual consultation and negotiation and in accordance with the Labor Law of the People’s Republic of China and other relevant laws and regulations. Both Parties have agreed to comply with the provisions of this Contract.

Chapter 1 Term

1.1 Type and Term of the Contract

1.1.1	The Parties have agreed that the term of this Contract shall commence on 18 August 2006 and end on 18 August 2008.

1.1.2	Prior to the expiration date of the contract term set forth in Article 1.1.1, if the Parties have no objections, the term of this Contract shall be extended for a period equal to the contract term specified in Article 1.1.1. Prior to the expiration date of the initial extension period, if the Parties have no objections, the term of this Contract shall be re-extended for the same period, and such method shall apply for all subsequent extensions

1.1.3	This Contract shall be terminated in the event that either party proposes to terminate the Contract upon expiration of either the term set forth in Article 1.1.1 or any term equally extended as agreed in Article 1.1.2.

1.2 Probationary Period

1.2.1	Both Parties have agreed that the probationary period shall commence on / day / month / year / and end on / day / month / year upon effectiveness of this Contract.

1.2.2	During the probationary period, if Party A considers Party B cannot meet the recruitment requirements, or Party B is unwilling to work for Party A, either party may notify the other, in writing, to terminate this Contract at any time, in this case, Party B shall carry out the handover procedures in accordance with Party A’s relevant regulations.

Chapter 2 Job Description

2.1 Post or Position

Upon execution of this Contract, Party B’s post (or position) is Vice President. During the valid period of this Contract, Party A may change Party B’s abovementioned post (or position) based on its production, operation or working requirements or Party B’s working capacities and performance, including but not limited to adjustment made to Party B’s job description or work place , promotion, work transfer at the same level, and demotion, etc.

2.2 Work Assignment

Party B has agreed Party A to arrange Party B’s work assignment according to the requirements during the term of this Contract, and Party B must complete the required quantity, quality target or work assignment pursuant to the duties of the post (or position) in which it engages as well as the relevant requirements.

2.3 Party B’s Obligations

Party B has agreed that during the term of this Contract:

2.3.1	during the prescribed work time, it shall exert all efforts, capabilities and technique to only perform the obligations under this Contract; apart from ensuring its own work being up to the duty criterion for the post as set by Party A, it shall also complete the temporary work additional to its own work as arranged by Party A and, use its best efforts to assist Party A to meet or exceed the contemplated commercial purposes;

2.3.2	it shall comply with the provisions herein, relevant laws and regulations and all of Party A’s rules and labor disciplines, subject to Party A’s arrangements and decisions and, it shall not engage in activities which may harm Party A’s interests, nor try to abstain private profit for itself or others, directly or indirectly, by utilizing its position or authority in Party A; and

2.3.3	during the term of this Contract, Party B shall not participate in, directly or indirectly, any commercial competition similar to the operation which Party A is or will engage in, including but not limited to serving as an employee of a company competing with Party A, providing competitive consulting or participating in other commercial activities.

Chapter 3 Working Conditions and Labor Protection

3.1 Party A’s Obligations

3.1.1	During the term of this Contract and subject to relevant laws and regulations, Party A has agreed to provide Party B with working environment and conditions necessary to ensure Party B works in a safe and healthy environment; in addition, Party A will actively coordinate with Party B to provide corresponding conditions for Party B to complete its obligations hereunder and to abide by the provisions hereunder as well as Party A’s internal rules and regulations.

3.1.2	Party A shall provide Party B with necessary safety based on work needs. If Party B has to be exposed to an occupational disease hazard, such occupational disease hazard, the consequences thereof, the prevention measures and treatment shall be set forth in Party A’s administrative measures on labor protection or other relevant internal documents for Party B’s reference. Upon execution of this Contract, Party A shall be deemed to perform its notification obligation regardless of whether Party B has referred to such documents.

3.2 Party B’s Rights

Party B is entitled to engage in work under the security and hygiene standards prescribed by the State, refuse to implement the assignment forced by Party A in violation of the national law and endangering individual’s health, and reject Party A’s instruction which is against rules.

Chapter 4 Working Hours

4.1 Working Hour System

4.1.1	Party B’s working hours shall be subject to national laws and regulations as well as specific provisions set forth in Party A’s rules and regulations. In case Party B’s post (or position) falls under the category of an irregular working hour system or an integrated working hour system, the relevant working hour system shall be adopted, otherwise, standard working hour system shall be adopted.

4.1.2	If Party B is a senior executive of Party A, an irregular working hour system shall be adopted.

4.1.3	Party A may arrange Party B to extend its work time due to work needs, including arranging Party B to work overtime on weekends and holidays, provided that the overtime shall not exceed the maximum stipulated by the State, and in addition, Party A shall arrange make-up break equivalent to the overtime for Party B or pay relevant fees to Party B, subject to the national regulations and Party A’s relevant rules.

4.1.4	Party A may refuse to pay any compensation for Party B’s extended working hours in the event that Party B extends its working hours without Party A’s request or approval.

Chapter 5 Remuneration and Welfare

5.1 Remuneration

5.1.1

During the term of this Contract, Party B’s salary shall be paid by means of cash, bank transfer or any other method as Party B considers appropriate no later than the 5th of each month. The salary paid by Party A includes the allowance and subsidy prescribed by the State, including but not limited to transportation allowance and heat subsidy.

5.1.2	Party A shall provide Party B with salary and treatment corresponding to Party B’s post (or position) and in accordance with Party A’s salary allocation system. During the term of this Contract, Party A may make corresponding adjustment and change to Party B’s salary amount or salary criterion based on Party B’s post or position change (circumstances in which Party B’s work, duties or scope have changed while its post or position remains the same are also included), or Party B’s performance, or Party A’s systems or policies relating to salary or position adjustment.

5.1.3	Party B has agreed to Party A’s withholding or deduction of the following fees or amounts from its salaries:

(a)	individual income tax of Party B’s income derived from Party A;

(b)	the individual’s portion of social insurance and benefits paid by Party A on behalf of Party B as per the national stipulations;

(c)	all indemnities or fines payable by Party B as decided by court judgments or arbitration awards, which require Party A’s withholding; and

(d)	all fines or indemnities payable by Party B to Party A pursuant to the provisions herein, or relevant court decisions and arbitration awards.

5.1.4	Where Party B suffers from a disease or has sustained an injury that is not work-related, Party A shall pay Party B the sick pay during the medical treatment period, subject to relevant provisions of governmental authorities.

5.1.5	In case Party A arranges Party B to work overtime due to operation or work needs, the base salary per day or per hour of Party B’s overtime salary shall be calculated in accordance with the standards set up by the government or Party A.

5.1.6	Where Party A arranges Party B to take a leave or participate in festival activities during public holidays to which part of the citizens entitled, such as Women’s Day, Party B shall be deemed to have regularly worked and thus is entitled to salaries, and Party A does not need to pay overtime salary if Party B engages in regular work during said period.

5.1.7	Party A shall pay the basic allowances to Party B in the amount of 70% of the minimum local salary standards if Party A suspends its operation due to insufficient production assignment or reasons not attributable to employees and in addition, Party A has not arranged work for Party B.

5.1.8	Party A shall pay Party B as per the relevant regulations of government and provisions of Party A when Party B takes its annual leave, marriage leave, maternity leave, bereavement leave, family planning surgical operations leave and all other paid leave.

5.2 Welfare

5.2.1	Party A and Party B shall contribute to employee pension insurance, unemployment insurance, medical treatment insurance, work-related injury insurance and other social insurance in accordance with the relevant provisions concerning social insurance as established by the State and local authorities. Party A shall withhold the portion which should be paid by Party B from its salary as per the relevant requirements.

5.2.2	Party B shall be entitled to paid public holidays stipulated by the State, such as New Year Day, Spring Festival, Labor Day and National Day, etc.

Chapter 6 Labor Discipline

6.1 Compliance with Discipline

Party B shall be subject to Party A’s arrangement of work, strictly comply with national laws and regulations, and rules, regulations, labor disciplines and work criterion stipulated by Party A’s companies or departments in accordance with law, take good care of Party A’s properties, observe professional ethics, and actively participate in the training organized by Party A so as to improve professional skills.

6.2 Disciplinary Action

In case Party B is in violation of labor disciplines, Party A may take disciplinary action and/or economic penalties against Party B in accordance with rules and regulations (including the specific regulations of the department where Party B works), up to the dissolution of this Contract.

6.3 Indemnities for Losses

Party A is entitled to require Party B to indemnify Party A’ s economic losses resulting from Party B’s violation of laws or Party A’s rules and regulations.

6.4 Amendment to Rules and Regulations

Party A is entitled to amend its rules and regulations in a reasonable manner at any time, based on its operation and management needs and pursuant to legal procedures. Party A may notify such amendment to Party B by any method as Party A deems appropriate (including but not limited to notice, announcement, circular, memorandum, employee’s manual or declaration at a meeting, etc.).

6.5 Delivery of Opinion

Any dissatisfaction or differing opinions held by Party B towards Party A shall be settled through complaint procedures in a friendly manner, and may not be delivered by any other method affecting the business of the company and the unity among colleagues.

Chapter 7 Termination, Dissolution and Renewal of the Employment Contract

7.1 Termination

This Contract shall be immediately terminated upon the occurrence of any of the following:

7.1.1	The term of this Contract expires;

7.1.2	Party B has reached retirement age prescribed by the State or governments;

7.1.3	Party B has died;

7.1.4	People’s court announces Party B is missing or dead;

7.1.5	Party A has been revoked, dissolved, suspended, declared bankrupt or Party A’s business license has expired and will not be extended; and

7.1.6	The termination condition agreed upon by the Parties has occurred.

7.2 Dissolution through Consultation

This Contract may be dissolved upon the Parties’ unanimous agreement through consultation.

7.3 Immediate Dissolution of Contract by Party A

During the term of this Contract, Party A is entitled to dissolve this Contract by informing Party B in writing if any of the following occurs:

7.3.1	During the probationary period, Party B is proved to be unqualified for employment;

7.3.2	Party B is in serious violation of Party A’s labor disciplines or rules and regulations (including the specific regulations of the department where Party B works);

7.3.3	Party B commits an act of serious dereliction of duty or engagement in malpractice for selfish, thus causing substantial harm to the interests of Party A; or

7.3.4	Party B has been investigated for criminal responsibilities according to law or reeducated through labor.

7.4 Dissolution by Notification

Party A is entitled to dissolve this Contract if any of the following occurs, provided that it shall notify Party B thirty (30) days in advance and providing Party B with economic compensation as per the national criterion;

7.4.1	After completion of medical treatment for a disease or an injury that is not work-related, Party B is unable to resume its original work or other work assigned by Party A ;

7.4.2	Party B is incapable of performing its duties and still can not do the work after training or transfer to a different position;

7.4.3	A major change as described in Article 7.5 herein in the objective circumstances pursuant to which this Contract was entered into has rendered this Contract incapable of being carried out and the Parties have failed to reach agreement on the amendment of the Contract;

Where a major change in said objective circumstances has rendered this Contract incapable of being carried out, and therefore one of the Parties requests to amend the relevant provisions, such amendment request shall be sent to the other party in writing; the other party shall reply within 15 days, and it shall be deemed that the other party has not agreed to amend the employment contract if no reply is received within said period; or

7.4.4	When Party A needs to cut employment due to any one of the following circumstances, it shall explain to the trade union or all the employees 30 days in advance and learn to their opinion and report to the administrative departments of labor and social insurance before Party A lays off Party B and dissolves this Contract with Party B:

(a)	Party A is near bankruptcy and in a period of legal restructure;

(b)	Party A relocates itself to prevent and cure industrial pollution; or

(c)	Party A incurs grave difficulty in its production and operation.

If Party A that has cut the employment according to the provisions of this article and then seek recruits within six months, priority shall be given to employees being formerly laid off.

7.5 Major Changes in Circumstances

Major changes in circumstances set forth herein include but are not limited to the following:

7.5.1	Party A merges with another company or Party A’s assets have been sold or transferred to another company or a third party;

7.5.2	Party A declares bankruptcy, dissolution or liquidation in accordance with law; and

7.5.3	Laws, regulations or standardization documents published by the State and the governments have rendered one of the Parties or both Parties difficult to perform the provisions hereunder.

7.6 Dissolution of Contract by Party B

7.6.1	During the term of this Contract, Party B is entitled to dissolve this Contract at any time by notifying Party A in writing, under the following circumstances:

(a)	during the probationary period;

(b)	Party A fails to pay the labor compensation pursuant to the provisions herein; or

(c)	Party A compels Party B to work by the use of force, threat or by means of illegally restricting personal freedom.

7.6.2	During the term of this Contract (except for conditions set forth in Article 7.6.1 herein), in case Party B proposes to early dissolve the employment contract:

(a)	Party B must notify Party A thirty (30) days in advance by writing, and Party A will go through the procedures for dissolution of employment contract in accordance with relevant regulations;

(b)	Party B may not dissolve this Contract if Party A’s economic losses caused by Party B have not been completely settled or Party B is under investigation due to other issues, otherwise, Party A is entitled to deduct the salaries and other income payable to Party B;

(c)	Party B shall indemnify Party A’s losses caused by the dissolution of this Contract due to Party B’s leave from office without notice or violation of the provisions herein;

(d)	If the Parties have separately signed other agreements relating to the service term, Party B shall indemnify Party A’s losses caused by Party B’s leave in accordance with said agreements, including but not limited to the expenses paid by Party A during the recruitment and employment of Party B and relevant training thereafter, among others; and

(e)	Party A may refuse to handle the procedures for dissolution of employment contract in cases where Party B requests to dissolve the employment contract in violation of the 30 day or the agreed prior notification.

7.7 Liabilities due to the failure of 30 day prior notification

Upon dissolution of the employment contract by Party A and Party B separately pursuant to Articles 7.4 and 7.6.2, any party shall pay the other one-month salary (subject to Party B’s average salary of the pervious 12 months) as wages in lieu of notice of such dissolution of contract, if it fails to notify the other party 30 days in advance by writing.

7.8 Restricted Dissolution

Party A shall not dissolve this Contract on a unilateral basis pursuant to Article 7.4 herein if any of the following circumstances occurs during the term of this Contract:

7.8.1	Party B suffers from work-related injuries and it is confirmed that Party B has lost part of his/her working ability upon completion of medical treatment;

7.8.2	During female employees’ pregnancy, maternity and nursing period;

7.8.3	Where Party B is ill or suffers from non-work related injuries, and is within the required convalescent period;

7.8.4	Where the period when Party B is in his/her compulsory military service;

7.8.5	Where Party B is a demobilized serviceman, serviceman transferred to civilian work or military veteran who starts his/her first job at Party A for a period of less than three years;

7.8.6	Where Party B is a peasant who became a worker due to the requisition of his/her land and starts his/her first job at Party A for a period of less than three years;

7.8.7	Party B has consecutively served over 10 years for Party A and there is less than 5 years to the statutory retirement age; and

7.8.8	Other circumstances required by the State and the local government.

7.9 Effectiveness of Dissolution

7.9.1	Upon dissolution or termination of this Contract by the Parties for any reason, Party B shall immediately cease all activities conducted in the name of Party A, complete outstanding business as per Party A’s requests, settle all accounts, carry out work handover, and return all Party A’s properties, including but not limited to:

(a)	all documents and files with respect to Party A, Party A’s management, operation and products and the copies thereof, which are maintained, used or controlled by Party B;

(b)	name lists and information relating to Party A’s suppliers, clients and other contact units and individuals;

(c)	software, disks, hardware and CDs containing Party A’s data and information; and

(d)	instruments, uniforms, apparatuses, equipment and other office appliances, etc., which have been provided to Party B by Party A for work purposes,.

7.9.2	If Party B fails to perform the obligations set forth in Article 7.9.1 herein, Party A is entitled to refuse to handle the resignation procedures, and in addition, Party A may deduct or delay the distribution of outstanding salary, bonus and other compensation; Party A is also entitled to request Party B to indemnify the economic losses caused thereby.

7.10 Financial Compensation and Indemnification

7.10.1	In case Party A early dissolves this Contract, and needs to pay financial compensation to Party B as required by the State, Party A shall pay the financial compensation in full to Party B according to the standards stipulated by the State.

7.10.2	Where Party B has incurred losses as a result of Party A’s dissolution of this Contract in violation of the provisions herein, Party A shall bear the indemnification liabilities pursuant to the provisions of the State and the local government.

7.10.3	Party B shall bear the following indemnification liabilities if it early dissolves this Contract in violation of the provisions or the employment contract:

(a)	the expenses paid by Party A for the recruitment and employment of Party B;

(b)	the training costs paid by Party A for Party B; in case the Parties have other agreement, such agreement shall be applied;

(c)	direct economic losses caused to production, operation and business; and

(d)	Party A’s economic losses due to Party B’s divulgence of the company’s technology or trade secrets.

Chapter 8 Trade Secrets Protection

8.1 Definition

The term “trade secret” shall mean information of practicability and business operation which is proprietary to Party A or kept secret by Party A, not known to the public, and for which confidentiality measures have been taken by Party A in order to restrict the access and may bring economic interests to Party A, including but not limited to any tangible or intangible information or materials known to Party B as a result of its employment relationships with Party A, such as all Party A’s operation information, Party A’s management methods, market planning, financial status and secrets concerning business, etc.

8.2 Confidentiality Obligation

8.2.1	Party B shall observe Party A’s confidentiality policy, and it shall not divulge Party A’s any trade secrets, directly or indirectly, to any other third party in any manner during the term of this Contract, nor use or permit any other third party to use Party A’s trade secrets without authorization.

8.2.2	In the event Party B causes any loss to Party A due to Party B’s breach of this Contract or confidentiality obligations agreed in other agreements, Party B shall indemnify Party A in accordance with the relevant provisions of the Anti-Unfair Competition Law of the People’s Republic of China and the relevant agreements reached between the Parties.

8.2.3	Both during and after Party B’s employment with Party A, the confidentiality provision shall be applied.

8.2.4	The details of other confidentiality obligations are set forth in the “Confidentiality and Non-competition Agreement of AsiaInfo”.

8.3 Obligation for Instruction

Party B shall report to its direct superior for instruction on an initiative basis if it is not clear about the nature of the trade secret or the confidentiality degree.

8.4 Non-solicitation (or Non-competition)

In case the Parties have separately entered into non-solicitation agreement or non-competition agreement, such agreement shall constitute an appendix to this Contract, and the Parties shall abide by the provisions of said agreement.

Chapter 9 Other Provisions Agreed By the Parties

[Intentionally Omitted]

Chapter 10 Settlement of Labor Dispute

Labor disputes arising from the performance of this Contract shall be first settled by the Parties through friendly consultation; should the consultation fail, either party may submit such labor dispute to a labor dispute arbitration commission having jurisdiction for arbitration within sixty days after the occurrence of such dispute. If any party disagrees with the arbitration award, it may appeal against such award at a people’s court.

Chapter 11 Applicable Law

The validity, interpretation, execution and settlement of this Contract shall be construed in accordance with and governed by the laws and statutory regulations in force in China.

11.1 Capacity to Sign the Contract

Party B hereby represents and warrants that it is capable of legitimately signing this Contract and subject to this Contract. Party B’s execution and performance of its duties in this Contract do and will not violate any other contract or agreement binding upon Party B, nor breach the provisions of any other organization binding upon Party B.

11.2 Entire Agreement

This Contract and the appendixes attached hereto shall constitute the entire agreement subject to the consent of the Parties, and shall supersede the Parties’ all previous discussions, consultations and agreements. The appendixes hereto are an integral part of this Contract and shall have the same legal effect.

11.3 Severability

The invalidity of any provision of this Contract shall not affect the validity of the remaining provisions.

11.4 Reservation of Right

The waiver of any right hereunder by any party shall not mean or be construed as a waiver of the same right or other rights hereunder during the subsequent period of time.

11.5 Counterparts

This Contract is made of two (2) counterparts, with each party holding one (1) counterpart. Party A shall not maintain the counterpart which should be delivered to Party B.

11.6 Other Matters

Other matters not mentioned in this Contract shall be implemented in accordance with national laws and regulations or the government’s standardization documents.

Chapter 12 Miscellaneous

The “Confidentiality and Non-competition Agreement of AsiaInfo”, “Employee Handbook”, “AsiaInfo Code of Ethics”, “AsiaInfo Labor Disciplines and Penalties” and “AsiaInfo Policy Regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees”, released via the intranet of AsiaInfo, are attached hereto as appendixes.

Party A (Seal): AsiaInfo Technologies (China), Inc.	Party B:	/s/ Yinhu Zhang

Legal Representative or

Entrusted Agent (Signature/Seal):

Date of Execution:	Date of Execution: August 18, 2006